Exhibit I

Lara Marambio y Asociados Deloitte RIF J-00327665-0 Torre BOD, Piso 21 Av. Blandín, La Castellana Caracas 1060 – Venezuela Telf: +58 (212) 2068501 Fax: +58 (212) 2068870

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement No. 333-267056 under Schedule B of our report dated February 14, 2022 relating to the financial statements as of and for the years ended December 31, 2021, 2020 and 2019 of Corporación Andina de Fomento and the effectiveness of Corporación Andina de Fomento’s internal control over financial reporting, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” is such Prospectus.

/s/ Deloitte.

Caracas Venezuela

October 18, 2022

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

www.deloitte.com/ve

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.